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Investors	News Media
Maggie Morris	Linda Megathlin
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mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES SECOND
QUARTER 2010 RESULTS

•	Second quarter 2010 net revenue was $391.8 million, an increase of 53.4% from the second quarter 2009 net revenue of $255.4 million.

•	Second quarter 2010 net income was $82.5 million, or $0.46 per diluted share, versus second quarter 2009 net income of $22.6 million, or $0.16 per diluted share.

•	Second quarter 2010 Adjusted Net Income[1] was $77.5 million, or $0.44 per diluted share, versus second quarter 2009 Adjusted Net Income[1] of $24.2 million, or $0.17 per diluted share.

•	June 30, 2010 ending cash balance was $311.2 million.

Almelo, the Netherlands – July 21, 2010 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the second quarter and six months ended June 30, 2010.

Highlights of the Second Quarter and Six Months Ended June 30, 2010

Second quarter 2010 net revenue was $391.8 million, an increase of $136.4 million, or 53.4%, from the second quarter 2009 net revenue of $255.4 million.  Second quarter 2010 net income was $82.5 million, or $0.46 per diluted share, versus $22.6 million or $0.16 per diluted share for the same time period in 2009.  Second quarter Adjusted Net Income1 was $77.5 million, or $0.44 per diluted share, which is 19.8% of net revenue, versus the second quarter 2009 Adjusted Net Income1 of $24.2 million, or $0.17 per diluted share, which is 9.5% of net revenue.

For the six months ended June 30, 2010, net revenue was $768.9 million, which was an increase of $274.6 million, or 55.5%, from $494.4 million from the same time period in 2009.  Net income was $109.8 million, or $0.66 per diluted share, versus net income of $12.4 million or $0.09 per diluted share for the six months ended June 30, 2009.  Adjusted Net Income1 was $146.6 million, or $0.88 per diluted share, which is 19.1% of net revenue versus Adjusted Net Income1 of $29.8 million, or $0.21 per diluted share, which is 6.0% of net revenue for the same time period in 2009.

Tom Wroe, Chairman and Chief Executive Officer, said, “We had a strong second quarter and we are pleased with our results for the first half of 2010.  We continue to execute well by driving both growth and profitability against a backdrop of macro-economic indicators that continue to create uncertainty in the global markets.  We are experiencing strong demand for our products and our business model provides good visibility.”  Mr. Wroe added, “Looking ahead to the third and fourth quarter, we expect to see our normal seasonality combined with growth in demand for our content and emerging market penetration that should enable us to achieve our targeted double-digit growth rate independent of demand levels in the mature markets.”

The Company spent $20.3 million, or 5.2% of net revenue, on research, development and engineering related costs in the second quarter of 2010.  These costs reside in both the cost of revenue and the research and development lines of the Statement of Operations.

Ending cash balance at June 30, 2010 was $311.2 million.  This is significantly lower than the March 31, 2010 ending cash balance of $508.2 million as a result of our use of proceeds from the IPO to pay down debt.  During the second quarter the Company generated cash of $53.2 million from operations, used cash of $12.1 million in investing activities and used cash of $238.1 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 50.7 days at the end of the second quarter compared to 47.0 days at March 31, 2010.

The Company recorded a tax provision of $14.8 million for the second quarter 2010.  Of the $14.8 million, approximately $3.3 million, or 4.2% of Adjusted Net Income1, relates to taxes that are payable in cash and the remaining tax provision relates primarily to deferred tax expense attributable to amortization of tax deductible goodwill.

The Company’s indebtedness at June 30, 2010 was $1.8 billion, excluding capital leases.  The Company’s net debt2 was $1.5 billion resulting in a leverage ratio of 3.5x.  As of June 30, 2010, the Company was in compliance with all of its financial ratios and reporting covenants included in its debt agreements related to its primary operating subsidiary, Sensata Technologies B.V.

Jeff Cote, Chief Financial Officer, said “We are executing well, and I’m very pleased with our financial results.  While we saw some impact to our business as the U.S. dollar strengthened against the Euro during the quarter, we were able to produce strong results.  We believe we are very well positioned to stay on track for the remainder of the year and beyond.”

Recent Developments

On May 1, 2010, Sensata Technologies B.V. (“ST B.V.”), a wholly-owned subsidiary of the Company, completed the announced call of a portion of its 8% Senior Notes and all of its 11.25% Senior Subordinated Notes.  The Company redeemed approximately $225 million of principal.

Guidance

The Company said it anticipates net revenue of $360 to $380 million for the third quarter 2010, which represents growth of 19 to 26% over the third quarter 2009 net revenue of $302.5 million.  The Company also said it expects to achieve net income of $24 to $28 million, or earnings per share calculated in accordance with generally accepted accounting principles of $0.13 - $0.16 per diluted share in the third quarter 2010.  In addition, the Company expects Adjusted Net Income1 of $72 million to $76 million, or $0.40 - $0.43 per diluted share, for the third quarter 2010.  This guidance assumes a share count of 177.8 million for the third quarter 2010.  Given the Company’s expectation of normal seasonality of a 2 to 4% increase sequentially in the fourth quarter, this translates to full year net revenue of $1.5 to $1.55 billion, which represents a 32 to 37 percent increase from 2009.

The earnings per share guidance in accordance with U.S. generally accepted accounting principles (“GAAP”) excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

1See Non-GAAP Measures for discussion of Adjusted Net Income which includes a reconciliation of this measure to Net Income.

2Net debt represents total indebtedness, excluding capital lease obligations and other financing arrangements, less cash and cash  equivalents.  The leverage ratio represents net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its second quarter 2010.  The U.S. dial in number is 877-486-0682 and the non-U.S. number is 706-634-5536.  The passcode is 85985691.  A live webcast of the conference call will also be available on the investor relations page of the Company’s web site at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call.  To access the replay, the U.S. dial in number is 800-642-1687 and the non-U.S. dial in number is 706-645-9291.  The replay passcode is 85985691.  A replay of the call will be available by webcast for an extended period of time at the company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions.  Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 10,000 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Such forward-looking statements include, among other things, our anticipated results for the third quarter of 2010.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; labor disruptions and increased labor costs; the loss of one or more suppliers of raw materials; non-performance by suppliers; the Company’s ability to protect its intellectual property; the Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; the Company’s dependence on third parties for transportation, warehousing and logistics services; compliance with Section 404 of the Sarbanes-Oxley Act of 2002; environmental, safety and governance regulations or concerns; changes in existing environmental and/or safety laws, regulations and programs; integration of acquired companies; unfunded benefit obligations; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

Adjusted Net Income is a non-GAAP financial measure.  We calculate Adjusted Net Income by adjusting GAAP Net Income to exclude charges associated with becoming a stand-alone company and an SEC registrant following the April 27, 2006 sale of the sensors and controls business of Texas Instruments Incorporated to affiliates of Bain Capital Partners LLP, gains and losses on currency translation on debt and other hedges, expenses incurred in connection with acquisitions, other significant items, non-cash interest, deferred income taxes and depreciation and amortization expense related to asset step-up and intangible assets.  We believe Adjusted Net Income provides investors with helpful information with respect to the performance of our operations and management uses Adjusted Net Income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted Net Income is not a measure of liquidity.  See the tables below which reconcile Net Income to Adjusted Net Income and Projected GAAP Earnings per share to Projected Adjusted Net Income per share.

The following (unaudited) table reconciles the Company’s Net Income to Adjusted Net Income for the second quarter and six months ended June 30, 2010 and 2009.

($ in 000s)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Income	$82,519	$22,621	$109,829	$12,422
Acquisition, integration & financing costs and other significant items	―	9,016	―	13,074
Impairment of goodwill and intangible assets	―	―	―	19,867
Restructuring associated with downsizing	―	668	―	11,444
Stock compensation and management fees	―	1,492	―	2,694
IPO related costs	15,466	―	66,772	―
Gain on extinguishment of debt	―	(120,123)	―	(120,123)
(Gain)/loss on currency translation on debt and other hedges	(71,278)	62,347	(128,926)	(7,237)
Asset step-up and intangible asset depreciation and amortization expense	36,267	38,997	73,299	79,007
Deferred income tax and other tax expense	11,550	6,823	20,106	13,711
Non-cash interest expense	2,930	2,338	5,553	4,973
Total Adjustments	$(5,065)	$1,558	$36,804	$17,410
Adjusted Net Income	$77,454	$24,179	$146,633	$29,832
Weighted average diluted shares outstanding used in adjusted net income per share calculation	177,804	144,526	167,194	144,898
Adjusted Net Income per share	$0.44	$0.17	$0.88	$0.21

Due to the nature of the Company’s adjustments, the Company believes the following (unaudited) reconciliation of Net Income to Adjusted Net Income for the second quarter and six months ended June 30, 2010 and 2009 is meaningful to investors as it identifies where in the Statement of Operations these items are classified.

($ in 000s)	Three Months Ended June 30, 2010				Six Months Ended June 30, 2010
	GAAP P&L	Adjustments		Adjusted P&L	GAAP P&L	Adjustments		Adjusted P&L

Net Revenue	$391,806	$	―	$391,806	$768,943	$	―	$768,943
Operating costs and expenses:
Cost of revenue	240,590		(500)	240,090	473,373		(1,764)	471,609
Research and development	6,211		―	6,211	11,141		―	11,141
Selling, general and administrative	38,740		(92)	38,648	116,631		(43,300)	73,331
Amortization of intangible assets & capitalized software	36,078		(35,768)	310	72,214		(71,536)	678
Restructuring	(490)		―	(490)	209		―	209
Total operating costs and expenses	321,129		(36,360)	284,769	673,568		(116,600)	556,968
Profit from operations	70,677		36,360	107,037	95,375		116,600	211,975
Interest expense, net	(25,151)		2,930	(22,221)	(58,528)		5,553	(52,975)
Currency translation gain/(loss) and other, net	51,796		(55,905)	(4,109)	98,981		(105,455)	(6,474)
Income from operations before taxes	97,322		(16,615)	80,707	135,828		16,698	152,526
Provision for income taxes	14,803		(11,550)	3,253	25,999		(20,106)	5,893
Net Income	$82,519		$(5,065)	$77,454	$109,829		$36,804	$146,633

	Three Months Ended June 30, 2009				Six Months Ended June 30, 2009
	GAAP P&L	Adjustments		Adjusted P&L	GAAP P&L	Adjustments		Adjusted P&L

Net Revenue	$255,371	$	―	$255,371	$494,387	$	―	$494,387
Operating costs and expenses:
Cost of revenue	168,902		(4,731)	164,171	330,246		(8,454)	321,792
Research and development	3,960		―	3,960	9,123		―	9,123
Selling, general and administrative	30,482		(4,009)	26,473	62,111		(6,473)	55,638
Amortization of intangible assets & capitalized software	38,162		(37,706)	456	76,966		(76,077)	889
Impairment of goodwill and intangible assets	―		―	―	19,867		(19,867)	―
Restructuring	2,050		(2,050)	―	13,538		(13,538)	―
Total operating costs and expenses	243,556		(48,496)	195,060	511,851		(124,409)	387,442
Profit/(loss) from operations	11,815		48,496	60,311	(17,464)		124,409	106,945
Interest expense, net	(36,270)		2,338	(33,932)	(78,430)		4,973	(73,457)
Currency translation gain and other, net	58,086		(56,099)	1,987	127,228		(125,683)	1,545
Income from continuing operations before taxes	33,631		(5,265)	28,366	31,334		3,699	35,033
Provision for income taxes	10,876		(6,823)	4,053	18,517		(13,711)	4,806
Income from continuing operations, net of taxes	22,755		1,558	24,313	12,817		17,410	30,227
Loss from discontinued operations, net of taxes	(134)		―	(134)	(395)		―	(395)
Net Income	$22,621		$1,558	$24,179	$12,422		$17,410	$29,832

The following (unaudited) table reconciles the Company’s projected GAAP earnings per share to projected Adjusted Net Income per share for the third quarter 2010:

	Three Months Ended
	September 30, 2010
	Low End	High End
Projected GAAP earnings per share	$0.13	$0.16
(Gain)/loss on currency translation on debt and other hedges*	-	-
Asset step-up and intangible asset depreciation and amortization expense	0.20	0.20
Deferred income tax and other tax expense	0.06	0.06
Non-cash interest expense	0.01	0.01
Projected Adjusted Net Income per share	$0.40	$0.43
Weighted average shares outstanding used in adjusted net income per share calculation	177,800	177,800

*The earnings per share guidance in accordance with GAAP excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

($ in 000s)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Revenue	$391,806	$255,371	$768,943	$494,387
Operating costs and expenses:
Cost of revenue	240,590	168,902	473,373	330,246
Research and development	6,211	3,960	11,141	9,123
Selling, general and administrative	38,740	30,482	116,631	62,111
Amortization of intangible assets & capitalized software	36,078	38,162	72,214	76,966
Impairment of goodwill and intangible assets	―	―	―	19,867
Restructuring	(490)	2,050	209	13,538
Total operating costs and expenses	321,129	243,556	673,568	511,851
Profit/(loss) from operations	70,677	11,815	95,375	(17,464)
Interest expense, net	(25,151)	(36,270)	(58,528)	(78,430)
Currency translation gain and other, net	51,796	58,086	98,981	127,228
Income from continuing operations before taxes	97,322	33,631	135,828	31,334
Provision for income taxes	14,803	10,876	25,999	18,517
Income from continuing operations, net of taxes	82,519	22,755	109,829	12,817
Loss from discontinued operations, net of taxes	―	(134)	―	(395)
Net Income	$82,519	$22,621	$109,829	$12,422

Net income per share:
Basic	$0.48	$0.16	$0.68	$0.09
Diluted	$0.46	$0.16	$0.66	$0.09
Weighed average shares outstanding
Basic	171,025,445	144,056,568	160,562,444	144,056,568
Diluted	177,803,885	144,526,094	167,194,121	144,898,357

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$311,247	$148,468
Accounts receivable, net of allowances	213,836	180,839
Inventories	141,627	125,375
Deferred income tax assets	12,332	12,419
Prepaid expenses and other current assets	20,239	19,627
Assets held for sale	238	238
Total current assets	699,519	486,966
Property, plant and equipment, net	216,184	219,938
Goodwill	1,528,954	1,530,570
Other intangible assets, net	794,805	865,531
Deferred income tax asset	5,502	5,543
Deferred financing costs	29,929	41,147
Other assets	19,929	17,175
Total assets	$3,294,822	$3,166,870

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$17,621	$17,139
Accounts payable	134,522	122,834
Income taxes payable	9,051	8,384
Accrued expenses and other current liabilities	86,193	91,741
Accrued profit sharing	326	600
Deferred income taxes	638	823
Total current liabilities	248,351	241,521
Deferred income tax liabilities	184,437	165,477
Pension and post-retirement benefit obligations	49,077	49,525
Capital lease and other financing obligations, less current portion	39,593	40,001
Long-term debt, less current portion	1,781,424	2,243,686
Other long-term liabilities	29,321	39,502
Total liabilities	2,332,203	2,779,712
Total shareholders’ equity	962,619	387,158
Total liabilities and shareholders’ equity	$3,294,822	$3,166,870

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the six months ended
	June 30, 2010	June 30, 2009
Cash flows from operating activities:
Net income	$109,829	$12,422
Net loss from discontinued operations	—	(395)
Net income from continuing operations	109,829	12,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,331	21,961
Amortization of deferred financing costs	4,377	4,592
Currency translation gain on debt	(133,826)	(6,502)
Loss/(gain) on repurchase of outstanding Senior and Senior Subordinated Notes	22,867	(120,123)
Share-based compensation	21,869	694
Amortization of intangible assets and capitalized software	72,214	76,966
(Gain)/loss on disposition of assets	(253)	358
Loss on assets held for sale	—	1,678
Deferred income taxes	18,903	13,667
Impairment of goodwill and intangible assets	—	19,867
(Decrease)/increase from changes in operating assets and liabilities	(47,557)	59,265
Net cash provided by operating activities from continuing operations	88,754	85,240
Net cash used in operating activities from discontinued operations	—	(403)
Net cash provided by operating activities	88,754	84,837

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(17,902)	(8,862)
Proceeds from sale of assets	364	—
Net cash provided by investing activities from discontinued operations	—	372
Net cash used in investing activities	(17,538)	(8,490)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	433,621	—
Proceeds from exercise of stock options	5,025	—
Proceeds from revolving credit facility, net	—	75,000
Advances to shareholder and dividend to parent	—	(158)
Payments on U.S. and Euro term loan facility	(7,306)	(7,462)
Payments on capitalized lease and other financing obligations	(2,260)	(1,979)
Payments for repurchase of outstanding Senior and Senior Subordinated Notes	(337,517)	(57,242)
Net cash provided by financing activities	91,563	8,159
Net change in cash and cash equivalents	162,779	84,506
Cash and cash equivalents, beginning of period	148,468	77,716
Cash and cash equivalents, end of period	$311,247	$162,222

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying (unaudited) Condensed Consolidated Statements of Operations, Condensed Balance Sheets and Condensed Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s registration statement on our Form S-1 and the interim financial statements included in the Company’s Form 10-Q for the period ended March 31, 2010 and the interim financial statements that will be filed for the period ended June 30, 2010.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained.  Actual results could differ from those estimates.